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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JPMorgan Value Opportunities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Q&A for Combined Proxy Statement/Prospectus (N-14) – Value Opportunities Fund Merger

Why are proxy materials being sent to shareholders and what is the timeline?

The materials were mailed to shareholders beginning on July 25, 2013 in preparation for the special shareholder meeting to be held on September 10, 2013, concerning the merger of the JPMorgan Value Opportunities Fund (the Acquired Fund) into the JPMorgan Large Cap Value Fund (the Acquiring Fund), which have similar investment objectives and restrictions and therefore will reduce overlapping product offerings. The proposed merger is outlined below:

Timeline

Record Date	June 14, 2013	Shareholders of record on this date for the Acquired Fund will be mailed proxy materials
Mail Date	July 25, 2013	Materials were mailed beginning on July 25, 2013
Shareholder Meeting	September 10, 2013	All shareholder votes will be counted to determine if required approvals for proposals have been received
Merger Date	On or about September 20, 2013	The Fund merger will become effective as of the close of business on or about Friday, September 20, 2013, if Acquired Fund shareholders approve the merger

Have the Boards of Directors for the Acquired Fund and the Board of Trustees of the Acquiring Fund approved the merger?

The Board of Directors of the JPMorgan Value Opportunities Fund approved the merger on March 4, 2013, which was followed by the J.P. Morgan Funds Board of Trustees’ approval of the merger at a meeting held on March 6, 2013.

How does the Acquired Fund’s Board recommend its shareholders vote?

The Board of Directors of the JPMorgan Value Opportunities Fund recommends a vote “FOR” the merger.

I received a similar proxy statement/prospectus earlier in the year. Why did I receive a new Proxy Statement/Prospectus?

On May 30, 2013, the original date of the Meeting, not enough proxies were submitted to meet the quorum requirement to consider the merger proposal. As a result, the special meeting was adjourned so that the Acquired Fund’s Board could consider what additional actions should be taken.

On May 30, 2013, after the adjournment, the Acquired Fund’s Board convened and discussed options. After careful consideration of available options, the Board determined to continue to seek shareholder approval for the merger. In making its determination, the Board considered that several large shareholders, who had notified the Acquired Fund that they would be redeeming their shares in early June, had not voted on May 30, 2013, resulting in the absence of quorum. Based on those expected redemptions, the Board determined to set a new record date and a new Meeting date, to allow additional time to seek approval for the merger from those shareholders who continue to be Acquired Fund shareholders.

Because of the new record date and Meeting date, and the impact of the large redemptions, you received a new Proxy Statement/Prospectus, which updates certain information provided in the prior proxy statement/prospectus. If you previously submitted a vote in connection with the prior proxy statement/prospectus, please submit a new vote with respect to the new Proxy Statement/Prospectus and the accompanying proxy card.

Will the portfolio management team for the Acquired Fund change as a result of the merger?

No, Aryeh Glatter and Scott Blasdell are the portfolio managers for both the Acquired and Acquiring Funds.

How will a shareholder in the Acquired Fund be affected?

If approved by a shareholder vote of the Acquired Fund, the assets and liabilities of that Fund will be combined with those of the Acquiring Fund. Following the merger, shareholders will receive shares of the Acquiring Fund that are equal in total dollar value to the shares of the Acquired Fund held immediately prior to the merger.

What class of shares will shareholders be receiving?

Upon merger completion, shareholders will generally receive shares of the same class of the Acquiring Fund as they held in the Acquired Fund as outlined by the table below, except Institutional Class shareholders of the Acquired Fund will receive Class R5 Shares of the Acquiring Fund.

Acquired Fund		Acquiring Fund
JPMorgan Value Opportunities Fund		JPMorgan Large Cap Value Fund
Class A	ð	Class A
Class B	ð	Class B
Class C	ð	Class C
Institutional Class	ð	Class R5

Will the merger change fees charged to shareholders?

The total annual Fund operating expenses, after fee waivers and expense reimbursements, for each class of the Acquiring Fund involved in the merger will be equal to or less than the annual Fund operating expenses, after fee waivers and expense reimbursements, for the applicable class of the Acquired Fund prior to the merger. There is no guarantee such waivers/reimbursements will be continued after October 31, 2014.

In addition, the Institutional Class of the Acquired Fund has a higher shareholder servicing fee and total annual fund operating expenses. As a result, the merger of this share class of the Acquired Fund into the Class R5 Shares of the Acquiring Fund will result in lower overall fees for those shareholders.

Will shareholders have to pay any sales load, commission, redemption fee, or other transactional fee in connection with the merger?

No. The full value of shares will be exchanged for shares of the indicated class of the Acquiring Fund without any sales load, commission, redemption fee or other transactional fee being imposed. The Funds’ adviser, distributor or administrator will waive fees or reimburse the Funds for the costs and expenses of the mergers, except for brokerage fees and brokerage expenses related to the disposition and acquisition of Fund assets, which will be borne by the affected Fund.

Will shareholders have to pay any federal income taxes as a result of the merger?

The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes. As a condition of the closing of the transaction, the Fund will receive an opinion of legal counsel to the effect that the transaction will qualify as a tax-free reorganization for federal income tax purposes. Opinions are not binding on the Internal Revenue Service or the courts, so shareholders should consider separately any state, local and other tax consequences in consultation with their tax advisors.

Will the Acquired Fund be closed to new purchases?

The Acquired Fund will continue to accept new purchases through the close of business on the date of the merger, expected to be Friday, September 20, 2013. Effective Monday, September 16, 2013, the Acquired Fund will have a T+1 settlement. Effective, Wednesday, September 14, 2013, trading through NSCC will be suspended.

After the merger date, purchases received from direct investors for accounts previously held in the Acquired Fund will be made into the Acquiring Fund.

Will the CUSIPs and ticker symbols of the two Funds change?

The CUSIPs and ticker symbols of the Acquired Fund will no longer be valid. The CUSIPs and ticker symbols of the Acquiring Fund will not change.

What happens if a shareholder needs a copy of a Combined Prospectus/Proxy Statement, a proxy card or other proxy materials?

Shareholders can receive additional copies of any proxy materials, including Combined Prospectus/Proxy Statements, proxy cards and voting instructions, by calling 1-866-456-7052.

What happens if the shareholders do not vote their proxy?

All shareholders are encouraged to vote their shares. ComputerShare Fund Services has been retained to assist us with this process to the extent necessary. Shareholders who do not vote their shares may receive a telephone call or additional mailings encouraging them to vote their shares.

What happens if the proposal is not approved by shareholders?

If the merger for the Acquired Fund is not approved by shareholders of the Acquired Fund, then the Acquired Fund will remain in existence and the Board of Directors of the Acquired Fund will consider what additional steps to take, including possible liquidation.

What will shareholders receive to confirm the completion of the merger of the Funds?

If approved by shareholders, the merger of the Funds is expected to occur on September 20, 2013. If the transaction is completed, a confirmation statement will be mailed on or about September 24, 2013 to shareholders who owned the Acquired Fund prior to the merger.